Exhibit 23.1

KPMG LLP Suite 1500 15 W. South Temple Salt Lake City, UT 84101

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 25, 2025, with respect to the consolidated financial statements of Bed Bath & Beyond, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference.

Salt Lake City, Utah
November 14, 2025